EXHIBIT 10.13



                           COMPOSITION AGREEMENT

     AGREEMENT, made this 31st day of December, 1997, between I. Kleinfeld & Son, Inc., a Delaware corporation, 8206 Fifth Avenue, Brooklyn, New York 11209 (hereinafter the "Debtor") and the Unofficial Creditors' Committee of the Debtor, the members of which are set forth on Exhibit "A" annexed hereto, c/o Joseph Murphy of JLM Couture, its chairman (hereinafter the "Committee").

                           W I T N E S S E T H:

     WHEREAS, the Debtor is engaged in the business of the manufacture and sale, at retail, of bridal gowns, bridal-wear and related accessories, and
     WHEREAS, the Debtor has negotiated a plan with the Committee to repay its unsecured trade and service obligations outstanding as of December 31, 1997 (the "Claims") on an out-of-court basis, and
     WHEREAS, the Debtor and the Committee agree that an out-of-court resolution of claims against the Debtor is in everyone's best interests for a number of reasons, including the administrative cost and expense attendant to a court proceeding and the speed with which distributions can be made in an out-of-court proceeding, and
     WHEREAS, each of the members of the Committee have reviewed and consented to the terms of the repayment plan as set forth in this Agreement.
     NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

                                 ARTICLE I
                         OPERATION OF THE DEBTOR'S
                       BUSINESS; REPAYMENT OF CLAIMS

     1.1 Operation Of Business. The Debtor may continue to incur debts and pay its current obligations incurred subsequent to December 31, 1997 in the ordinary course of business.
     1.2 The Claims. The Claims shall be divided into 2 classes, and treated as follows:
          (a) Class I, consisting of creditors holding claims equal to $5,000 or less shall be paid 75% of the Allowed Amount (as defined in paragraph 7.1 hereof) of such claims, in cash, on the Effective Date (as defined herein); and
          (b) Class II, consisting of creditors holding claims in excess of $5,000, shall be paid 100% of the Allowed Amount of such claims, without interest, in semi-annual installments over 3 years, as follows:




Instal
l-ment

Payment Date

                                     %
Install-
ment

Payment Date

                                     %


                                     1
Effective Date
 15%
                                     5
24 months after
Effective Date
10%


                                     2
6 months after
Effective Date
7.5%
                                     6
30 months after
Effective Date
25%


                                     3
12 months after
Effective Date
7.5%
                                     7
36 months after
Effective Date
25%


                                     4
18 months after
Effective Date
 10%






          (c) Creditors holding claims in excess of $5,000 may, at their option on the acceptance form (the "Acceptance") in the form annexed hereto as Exhibit "B", reduce their claims to $5,000 and be treated as a Class I claim; and
          (d) Payment under this Article I shall be in full satisfaction, release, discharge and waiver of the Claims against the Debtor.
     1.3 Special Provisions For Certain Vendors. (a) Class II Vendors accepting this Agreement shall be entitled to receive a payment of 12-1/2% of the amount of each invoice (excluding shipping charges) for merchandise shipped or services rendered after the Effective Date (the "Add-Ons") paid at the time the invoice is paid, provided all shipments are made on a credit, non-COD, basis under the following terms:
               (i) From and after the Effective Date through the date of payment of the 2nd Installment, vendors shall ship goods on credit in exchange for the Company's payment of such invoice on the Friday of the week the merchandise is received or services rendered.

               (ii) From and after the date the 2nd Installment is
                    paid, vendors shall ship merchandise payable
                    30 days after receipt of goods or rendition of services.
vendors are not required to, but may in their sole discretion, from time to time, in such credit limits as each vendor deems appropriate, participate in the Add-On program, to the extent of the credit granted.
          (b) All Add-Ons shall be credited against the next semi-annual payment due under the Agreement. On the Payment Date of each Installment, vendors shall be entitled to retain and/or be paid, as the case may be, the greater of:
               (i) the total of the Add-Ons received during a semi-annual period; or

               (ii) the Installment then due, less the Add-Ons
                    received during such semi-annual period.
          (c) Add-Ons received during a semi-annual period in excess of the installment due at the end of such period shall be credited against the last payments due under this Agreement. In no event shall any vendor receive more than 100% of its Claim.

                                ARTICLE II
                ACCEPTANCE BY CREDITORS; THE EFFECTIVE DATE

     2.1 Promptly upon the execution and delivery of this Agreement by the parties hereto, the Debtor shall serve upon all holders of Claims a copy of this Agreement, the Committee's letter recommending acceptance of the terms hereof, and the Acceptance.
     2.2 The Agreement shall be effective upon the Debtor's receipt of Acceptances from not less than 85% in the amount of the Claims in each Class (the "Effective Date"). This Agreement shall terminate on January 31, 1998 (the "Deadline"), unless the necessary Acceptances have been received by that date. If the necessary acceptances have not been received by the Debtor on or before the Deadline, the Debtor may, at its option, by written notice to the Committee, extend the Deadline or waive the percentage requirement.
     2.3 By its execution and delivery of an Acceptance to the Debtor, each creditor agrees that:
          (a) the amount of claim set forth in such Acceptance is the total amount of the Debtor's obligation to such creditor as of December 31, 1997;
          (b) so long as no Event of Default (as defined herein) has occurred and is continuing, such creditor shall accept all payments made hereunder in satisfaction of Debtor's obligation to such creditor and shall not commence any proceeding against Debtor with respect to any such obligation;
          (c) payment under Article I hereof shall be in full satisfaction, release, discharge and waiver of all claims against the Debtor;
          (d) in the event the Debtor becomes the subject of a proceeding under Chapter 11 of the Bankruptcy Code, prior to the Effective Date, the Debtor may use the Acceptances as acceptances of a plan of reorganization that contains the same payment and other terms all substantially in conformance with the terms of this Agreement, provided, only, that (i) such plan is confirmed within sixty (60) days of the date the chapter 11 case is filed, (ii) all material terms of this Agreement are not delayed or impaired for more than such sixty (60) day period, and (iii) the amount due GB Capital, except for $2.8 million, remains subordinated to the claims of creditors who execute this Agreement and/or execute and deliver Acceptances.
                                ARTICLE III
                            DEBTOR'S COVENANTS
     Until such time as the Debtor's obligations under this Agreement have been discharged in full, the Debtor agrees that it will:
     3.1 Maintain in full force and effect insurance policies with reasonable and reputable insurance companies or associations on its property and against such risks as are customarily maintained by customers engaged in similar business and owning similar property, including, without limitation, fire, workers compensation, and employee fidelity insurance, and furnish to the Committee, upon request, reasonable information as to the amounts and types of insurance so maintained.
     3.2 Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction which such qualification is necessary for the operation of its business or the ownership of its property.
     3.3 Comply in all material respects with the requirements of all applicable laws, rules, regulations and orders (the "Law") of any governmental authority relating to the business of the Debtor, provided, however, that nothing herein contained shall require compliance with the Law so long as said Law is being contested in good faith and where applicable in appropriate proceedings.
     3.4 Keep true, complete and accurate records and books of account in accordance with generally accepted accounting principles to the extent applicable.
     3.5 Issue to the members of the Committee a copy of semi-annual, unaudited, internal financial statements, within sixty (60) days after the end of each semi-annual period commencing with the period ended June 30, 1998, together with a statement setting forth the payments made to each creditor pursuant to paragraph 1.2(b) hereof.
     3.6 Make no prepayment of any Claim, except as provided in paragraph 1.3 hereof, unless such prepayment is made to all holders of Claims. Notwithstanding the foregoing sentence, the Debtor may, subject to the Committee's prior written consent, make such payments with respect to the Claims as may be necessary or required in the continued operation of its business.
     3.7 Inform the Creditors' Committee of any lawsuits commenced against the Company.
     3.8 Create no liens in excess of $10,000 upon any of its assets, exclusive of purchase money security interests, without the written consent of the Creditors' Committee, except pursuant to
Section 5.5 of this Agreement.
                                ARTICLE IV
                        EVENTS OF DEFAULT; REMEDIES
     4.1 The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:
          (a) Failure of the Debtor to make any payment due to creditors pursuant to the terms of this Agreement, including but not limited to payments under paragraphs 1.2 and 1.3 of Article I of this Agreement; and
          (b) Failure of the Debtor to perform or observe any other material provision of this Agreement, which failure remains uncured for a period of ten (10) days after notice of such failure shall have been furnished to the Debtor by the Committee.
     4.2 Upon the occurrence of an Event of Default, which is not cured following the expiration of the applicable notice and cure periods, the Committee may exercise any and all legal and equitable rights and remedies permitted by law and all Claims shall be accelerated and immediately due and payable.
                                 ARTICLE V
                             GE CAPITAL CORP.
     5.1 Gordon Brothers Capital, LLC ("GB Capital") is the holder of a secured claim against the Debtor in the amount of $7.981 million (the "GB Capital Debt"), secured by liens and security interests in all of the assets of the Debtor as well as a pledge of the Debtor's stock.
     5.2 Subject to satisfactory completion of each of the provisions of the Agreement required on behalf of the holders of Claims, i.e., receipt by the Debtor of sufficient Acceptances, GB Capital does hereby agree to subordinate the GB Capital Debt in excess of $2.8 million (the "GB Capital Unsubordinated Debt") to the Claims of creditors executing this Agreement or that deliver the Acceptances. So long as there is no default under this Agreement, the GB Capital Unsubordinated Debt shall be due and payable on December 31, 2000 (the "Maturity Date"); shall accrue interest at the rate of prime plus 1% per annum, with principal and accrued and unpaid interest due and payable on the maturity date; one half of such interest shall be paid monthly, with the balance to be deferred and payable on the maturity date. The obligations to GB Capital in respect of the GB Capital Unsubordinated Debt shall be secured by all of the Company's assets. Upon a default under this Agreement the GB Capital Debt shall be accelerated and immediately due and payable, shall be secured by all of the assets of the Debtor, and the subordination provisions hereof shall immediately terminate and shall be of no further force and effect.
     5.3 In the event the Effective Date does not occur or the Debtor becomes subject to a proceeding under any extended pursuant to Section 2.2 of this Agreement, the amount due GB Capital shall be reinstated to the sum of $7.981 million, plus any deferred or unpaid interest or other charges all of which shall become immediately due and payable, subject to Section 2.3(d) of this Agreement.
     5.4 GB Capital's agreement to subordinate a portion of its claim to the amount of the GB Capital Unsubordinated Debt is without prejudice to all other rights of GB Capital and shall not be used by any holder of a Claim or other third party in any proceeding commenced against GB Capital to affect the amount, validity or enforceability of any amounts due to GB Capital.
     5.5 GB Capital may, at its option, advance additional sums to the Debtor from and after December 16, 1997 (the "New Advances"). All New Advances shall bear interest at the rate of prime plus one (1%) percent, shall be secured by liens and security interests in all of the assets of the Debtor and may incur reasonable fees, expenses and other charges (collectively, the "Charges") payable to GB Capital by the Debtor. The New Advances and the Charges shall be repaid on a current basis under such terms and conditions as may be reasonably agreed to between GB Capital and the Debtor.
     5.6 By its execution of this Agreement GB Capital agrees to the provisions of this Article V, including its Agreement to retain any rights to recovery under section 547 (preference claims) of the Bankruptcy Code of any payments to holders of Claims under this Agreement, in the event a petition under any provision of the United States Code is filed by or against the Debtor and, in the event it receives the proceeds of preference claims, to remit to the payors the full amounts any of such payors may have paid.
     5.7 Except as specifically set forth in this Agreement, nothing herein contained shall limit or otherwise affect the rights of GB Capital under the GB Capital Note.

                                ARTICLE VI
                              INSIDER CLAIMS
     6.1  For purposes of this Agreement:
          (a) the "Schachter Family" shall mean Jack Schachter, Hedda Schachter and their heirs and assigns.
          (b) "Insider Claims" shall mean the claims of the Schachter Family in the agreed amount of $1 million.
     6.2 The Insider Claims are contractually subordinate to the GB Capital Debt.
     6.3 The Debtor has negotiated a resolution of the Insider Claims with the Schachter Family, pursuant to which the Schachter Family has agreed to accept as payment in full of the Insider Claims the sum of $125,000, paid $25,000 down, with the balance payable in forty equal monthly installments without interest. The Schachter Family has agreed to make themselves available to consult with and offer advice to the Debtor during the period the Schachters receive payments.

                                ARTICLE VII
                      ALLOWED CLAIMS; DISPUTED CLAIMS
     7.1 An Acceptance received from a creditor that asserts an amount due that is consistent with the amount set forth in the Debtor's books and records shall be an "Allowed Amount". Creditors may contact the Debtor by fax at (718) 833-2987 to discuss/determine the amount which the Debtor's records reflects is due.
     7.2 An acceptance received from a creditor that asserts an amount due greater than the amount set forth in the Debtor's books and records shall be a "Disputed Claim".
     7.3 On the Effective Date, the distribution with respect to a Disputed claim shall be equal to fifteen (15%) of the undisputed amount of said Disputed Claim. No further distributions shall be made with respect to the Disputed Claim until it becomes an Allowed Amount. At such time as a Disputed Claim becomes an Allowed Amount, the holder of said Claim shall be paid all Installments theretofore paid to all creditors holding Claims in an Allowed Amount.
     7.4 In the event the Debtor and any particular claimant are unable to resolve a discrepancy between (a) the Debtor's books and records and (b) the invoice amount asserted by said claimant, excluding interest, finance charges or penalties, but after reflecting discounts taken by the Debtor, the dispute shall be submitted for resolution to the American Arbitration Association. The cost for the arbitration shall be borne equally between the claimant the Debtor.
                               ARTICLE VIII
                                 COMMITTEE
     8.1 All the parties hereto who execute and deliver an Acceptance designate and appoint those persons whose names appear on Schedule "A" as the Creditors' Committee to act for and on behalf of the creditors, with power, authority and right to perform the obligations and the duties provided for in this Agreement to be performed by the Creditor's Committee.
     8.2 Every creditor whose representative is now a member of the Creditors' Committee may, from time to time, replace such individual by another person by its designation in writing delivered to Creditors' Committee with a copy to Debtor and its Counsel, Marilyn Simon & Associates. In the event a member of the Creditors' Committee is no longer a creditor, by reason of payment, settlement, or assignment of its claim, such creditor shall be deemed to have resigned from the Creditors' Committee. In such event, the Committee may select a new vendor to serve on the Creditors' Committee from the Debtor's list of larger creditors that hold a Claim.
     8.3  The Creditors' Committee shall act by majority vote.
     8.4 The members of the Creditors' Committee shall serve without compensation.
     8.5 Joseph Murphy of JLM Couture shall serve as Chairman. In the event of the death, disability or resignation of the Chairman, the Creditors' Committee shall elect a replacement Chairman to serve.
     8.6 The Creditors' Committee shall have the power and right to act on behalf of the accepting creditors, including but not limited to the right to postpone the time of payment of any of the distributions provided for in this Agreement, in whole or in part for one or more periods, not exceeding thirty (30) days for each such period. No postponement shall be granted if more than two (2) payments are currently overdue. Any such postponement shall be binding on the creditors which have executed and delivered Acceptances to this Agreement. Any consent to a postponement must be in writing signed by the Chairman.
     8.7 Neither the Creditors' Committee, its members nor any of their agents or representatives, nor the firms by whom they are employed (hereinafter referred to as "Members"), shall be liable for the acts, default or misconduct of any Member or the Creditors' Committee, nor shall any Member be liable for anything but his own willful misconduct or fraud; and the Creditors' Committee and the Members shall not be answerable or liable for the act, default, misconduct or fraud of any agent or any other persons employed by or acting for or on behalf of the Creditors' Committee.
     8.8 Any waiver of any of the terms and conditions of this Agreement by the Creditors' Committee shall not be considered a waiver of any of the other terms and conditions of this Agreement.
     8.9 The Creditors' Committee may consult with counsel, accountants and agents (collectively, the "Committee's Professionals") and any opinion of such consultants shall be full protection and justification to the Creditors' Committee, and the Members, for anything done or omitted or suffered to be done in accordance with said opinion. The Debtor shall be responsible for the payment of the reasonable fees and expenses of the Committee's Professionals. The Creditors' Committee and the Members shall not be required to give any bond for the faithful performance of its or their duties hereunder.
     8.10 The Creditors' Committee shall act by a majority of the Members, with or without formal meetings. Any action by a majority of the Creditors' Committee shall be final and binding as though it had been the action of the entire Creditors' Committee. Written or telegraphic notice of any meeting shall be given to all Members at least two (2) days prior to any formal or informal meeting unless, in the opinion of counsel to the Creditors' Committee, an emergency exists, in which event, an immediate meeting may be called by counsel to the Creditors' Committee on telephonic notice. Each Member of the Creditors' Committee shall have the right to act by properly designated proxy who shall be either another representative of the Member or another Member of the Creditors' Committee or its counsel.

                                ARTICLE IX
                               MISCELLANEOUS
     9.1 Each of the creditors accepting this Agreement agrees that during the period until this Agreement becomes effective and/or while the Debtor has not defaulted in any of its obligations imposed by this Agreement, it will not, except subject to the provisions hereof, institute any action, proceeding or arbitration, against the Debtor, or levy any execution, attachment or other process against the property of the Debtor for or by reason of any indebtedness now owing to such creditor by the Debtor, nor file, or join in the filing of a Petition in Bankruptcy against the Debtor or in any proceeding under the Bankruptcy Code, or any other proceeding having as its object, the appointment of any receiver or trustee for the Debtor or the Debtor's property, and will discontinue without prejudice any pending action, proceeding or arbitration against the Debtor, unless necessary to resolve the amount of a disputed claim.
     9.2 Each creditor reserves any and all of its rights and/or remedies to enforce any security, right and/or liens, if any, other than those obtained or which may be obtained by judicial proceedings. Each creditor likewise reserves any and all of its rights, if any, which it may have in and to any property of the Debtor, including but not limited to merchandise billed and held (whether paid for or not), in the creditor's possession, or in the possession of any of the creditor's parent, subsidiary, affiliate, principal or agent of the creditor, on account of such goods.
     9.3 Nothing herein contained shall be deemed to discharge or release any claims, rights and/or remedies that any of the creditors may have now or hereafter has against any guarantor, surety or other party who may now or hereafter be liable, or have responsibility to any of them, and nothing herein contained shall discharge or affect any liens, security interests, or rights or remedies as pledgee, mortgagee, or creditor in possession, which any creditor has or may hereafter have against the property of the Debtor, and each such right and remedy is hereby expressly reserved by the creditors, excepts as may herein be modified.
     9.4 Each creditor accepting the offer contained in this Agreement, in consideration of the payments referred to, agrees to accept the Debtor's offer to settle the Claims against the Debtor, and agrees to be bound by the terms of this Agreement.
     9.5 All modifications, amendments or changes to this Agreement shall be required to be in writing.
     9.6 Any notice required to be provided for under the Agreement shall be in writing and sent by certified mail, return receipt requested, facsimile transmission (provided the sender's copy contains an electronic verification that such transmission was successfully completed to the proper facsimile number), or overnight courier, addressed as follows:

          To the Debtor:      I. Kleinfeld & Son, Inc.
                              8202 Fifth Avenue
                              Brooklyn, NY  11209
                              Attn: Eugene Kohn
                              Tel: 718/833-1100 Ext. 229
                              Fax: 718/833-2987


          with a copy to:     Marilyn Simon & Associates
                              200 Park Avenue South
                              Suite 1700
                              New York, NY  10005-1503
                              Attn:  Robert D. Raicht, Esq.
                              Tel: 212/529-4400
                              Fax: 212/529-4823

          To the Creditors'   Joseph Murphy
          Committee c/o       JLM Couture
          its Chairman:       225 W. 37th St., 5th Fl.
                              New York, NY  10018
                              Tel: 212/764-6960
                              Fax: 212/768-2902

          with a copy to:     Angel & Frankel, P.C.
                              Attn: Bruce Frankel, Esq.
                              460 Park Avenue
                              New York, NY  10022
                              Tel: 212/752-8000
                              Fax: 212/752-8393

     9.7 Any party may change the address at which it receives notices by giving notice to other parties in the manner set forth herein.
     9.8 Any payment required under the Agreement shall be deemed to have been made on the day when such payment is mailed.
     9.9 This agreement contains the entire Agreement of the parties hereto, supersedes all prior understandings and commitments and shall be binding upon an inure to the benefits of the parties' respective assigns, heirs and successors in interest.
     9.10 This Agreement shall be interpreted under the laws of the State of New York.
     9.11 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.



          IN WITNESS WHEREOF, the parties hereunto have set their hands and seals the day and year first above written.


GB Capital, LLC               I. KLEINFELD & SON, INC.
Consents to the provisions
set forth in Article V of     By:_______________________
this Agreement                   Eugene Kohn, President


By:_______________________    AMSALE ABERRA, INC.

                              By:_______________________
                                 Amsale Aberra

                              CHRISTOS, INC.

                              By:_______________________
                                 Christos Yiannakou

                              DIAMOND BRIDAL COLLECTIONS, LTD.

                              By:_______________________
                                 Paul Diamond

                              JIM COUTURE

                              By:_______________________
                                 Joseph Murphy

                              TOMASINA

                              By:_______________________
                                 Tomasina Keremes

                              MILADY BRIDAL'S, INC.
                              d/b/a EVE OF MILADY

                              By:_______________________
                                 Eve Muscio

                              A&M ROSENTHAL, INC.
                              d/b/a DESSY CREATIONS

                              By:_______________________
                                 Alan Dessy

                              ACCEPTANCE FORM


          The undersigned ("Claimant"), an unsecured creditor of I. Kleinfeld & Son, Inc. (the "Debtor"), in the amount set forth below, hereby accepts and consents to the provisions of the Agreement dated as of December 31, 1997 (the "Agreement"), in full and final settlement, satisfaction, release and discharge of its claim against the Debtor, and Claimant shall continue to be bound by the Agreement, provided, only, that it receives the payments in accordance with the Agreement and the Debtor and Claimant comply with the provisions thereof.
[] Option. By its check mark in the block to the left of this paragraph, the undersigned creditor agrees to reduce its claim to $5,000 for treatment as a Class I creditor under the Agreement.

Dated:    _____________, 1998      ______________________________
                                   Company Name
Claim
Amount:   $__________________      ______________________________
                                   Name:
                                   Title:























WP51\HJELM\COMP-AGR.J09